Filed pursuant to Rule 424(b)(5)
Registration No. 333-170470

PROSPECTUS SUPPLEMENT
(To Prospectus dated December29, 2010)

Ener1, Inc.

339,783 Shares of Common Stock

Warrants to Purchase up to 1,019,353
Shares of Common Stock

On December 31, 2010, we entered into a Securities Purchase Agreement in which we agreed to sell $25,000,000 of our senior notes, 339,783 shares of our common stock, par value $0.01 per share, which we refer to as primary shares in this prospectus supplement, and warrants to purchase up to 1,019,353 shares of our common stock, for an aggregate purchase price of $25,000,000. In accordance with the Securities Purchase Agreement, we are offering the primary shares and the warrants (including the warrant shares issuable from time to time upon exercise of the warrants) pursuant to this prospectus supplement. The offering and sale of our senior notes will be conducted pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

Our common stock trades on the Nasdaq Global Market under the symbol “HEV”. On December 30, 2010, the last reported sale price of our common stock on the NASDAQ was $3.79 per share.

Our principal executive offices are located at 1540 Broadway, Suite 25C, New York, New York 10036 and our telephone number is (212) 920-3500.

Investing in our securities involves a high degree of risk.  Please carefully read and consider the information described under “Risk Factors” in the prospectus before making an investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

JMP Securities will receive from us a placement agent fee of 4% of the gross proceeds of the sale of the senior notes, the shares and the warrants.

JMP Securities

The date of this prospectus supplement is December 31, 2010

TABLE OF CONTENTS

You should rely only upon the information contained in or incorporated by reference into this prospectus supplement. If the description of the offering varies between this prospectus supplement and the prospectus, you should rely on the information in this prospectus supplement. Neither we nor the placement agent have authorized any other person to provide you with different information. No other person is authorized to give any information or to represent anything not contained in this prospectus supplement, the prospectus or in any free writing prospectus that we may provide you.  You must not rely on any unauthorized information or representation. We are offering to sell, and seeking offers to buy, shares of our common stock and our warrants (together with the shares of our common stock issuable upon the exercise of the warrants) only under circumstances and in jurisdictions where offers and sales are permitted. You should assume that the information contained in or incorporated by reference into this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement or the date of the document incorporated by reference, as applicable. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement describes the specific terms of this offering. We may also authorize one or more “free writing” prospectuses (i.e., written communications concerning the offering that are not part of this prospectus supplement) that may contain material information relating to the offering.

Some of the information in the prospectus does not apply to this offering. To the extent that any statement made in this prospectus supplement conflicts with statements made in the prospectus, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the prospectus and any free writing prospectus prepared by or on behalf of us. We have not, and the placement agent has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the placement agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

The rules of the Securities and Exchange Commission (SEC) allow us to incorporate by reference certain information into this prospectus supplement and into the prospectus. You should read this prospectus supplement, any related free writing prospectus that we may authorize and the prospectus, including the documents incorporated by reference that are described under “Incorporation by Reference” in this prospectus supplement together with the information described in this prospectus supplement under “Where You Can Find More Information.” You should carefully consider the information described under “Risk Factors” beginning on page 7 of the prospectus before making an investment decision.

IMPORTANT INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. All statements, other than statements of historical fact, including statements regarding our strategy, future operations, prospects, future financial position, future revenues, cash flow from operations, available cash, operating costs, capital and other expenditures, financing plans, capital structure, contractual obligations, legal proceedings and claims, future economic performance, management’s plans, goals and objectives for future operations and growth and markets for our planned products and stock, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have described important factors in the information included and incorporated by reference in this prospectus supplement and the prospectus that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Please see “Risk Factors” in the prospectus for more information.

You should consider the risk factors and other cautionary statements made in this prospectus supplement, the prospectus and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear. Unless specifically indicated, our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

THE OFFERING

Offering Terms
On December 31, 2010, we entered into a Securities Purchase Agreement with certain investors pursuant to which we agreed to sell $25,000,000 of senior notes, 339,783 shares of our common stock, which we refer to in this prospectus supplement as the primary shares, and warrants exercisable for 1,019,353 shares of common stock, for an aggregate consideration of $25,000,000. The notes are being issued in a private placement under Section 4(2) of the Securities Act of 1933, as amended. In accordance with the Securities Purchase Agreement, we are offering the primary shares and the warrants (including the warrant shares issuable from time to time upon exercise of the warrants) pursuant to this prospectus supplement.

Primary shares offered	339,783 shares of common stock

Warrants offered
Five-year warrants to purchase up to 1,019,353 shares of common stock, exercisable commencing on the original issue date and at any time up to the five-year anniversary of such date, at an exercise price of $4.68 per share (subject to adjustment as provided in the warrants). The warrants are redeemable at the option of the holder if a fundamental change (as defined in the warrants) occurs. This prospectus also relates to the offering of the shares of common stock issuable from time to time upon exercise of the warrants.

Common stock outstanding after this offering	163,645,948 shares of common stock[1]

Proceeds of offering
The net proceeds of the offer and sale of the senior notes in a private placement, together with the offer and sale of the primary shares and the warrants hereunder, which we refer to in the prospectus collectively as the offering, are estimated to be approximately $23,818,182 after deducting the placement agent’ fees and estimated expenses payable by us. See the information under the heading “Use of Proceeds” in this prospectus supplement for a more complete description of the proceeds of the offering and the uses therefor.

NASDAQ Global Market symbol	HEV

1 The number of shares of common stock outstanding immediately following the offering is based on 163,306,165 shares of common stock outstanding as of December 31, 2010, and excludes 1,019,353 shares of common stock issuable upon the exercise of the warrants offered hereby.

USE OF PROCEEDS

We currently intend to use the net proceeds from the sale of the senior notes in the private placement, and the sale of the primary shares and the warrants hereunder, as working capital and for general corporate purposes, including the development, production and delivery of our products, the acquisition or license of additional technologies, products or businesses, and capital expenditures. Pursuant to the senior notes, we may not use the net proceeds from the sale of the senior notes for (i) the repayment of any of our or our subsidiaries’ outstanding indebtedness or (ii) the redemption or repurchase of any of our or our subsidiaries’ equity securities.  We have not determined the amount of net proceeds to be used specifically for the foregoing purposes; as a result, our management will have broad discretion to allocate our net proceeds, subject to any restrictions contained in the Securities Purchase Agreement or the senior notes. We intend to invest funds representing net proceeds in investment-grade, interest-bearing instruments pending the expenditure of such proceeds.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2010:

•	on an actual basis; and
•
on an as adjusted basis to reflect the sales of $25,000,000 of senior notes, the issuance of 339,783 shares of our common stock in the offering at an assumed public offering price of $3.79 per share and the issuance of warrants to purchase 1,019,353 shares of our common stock, less estimated placement agent fees and offering expenses payable by us.

You should read this table in conjunction with our financial statements incorporated herein by reference.

	As of September 30, 2010
	Actual	As Adjusted
	(unaudited) (in thousands)

Cash and cash equivalents	$34,009	$57,827
Long-term debt	45,126	65,126
Derivative liabilities	12,082	14,763
Current portion of capital leases and other debt obligations	31,565	36,565
Stockholders’ equity:	-	-
Common stock	1,519	1,522
Paid in capital	560,657	561,941
Accumulated other comprehensive income	6,059	6,059
Accumulated deficit	(399,402)	(399,402)
Non-controlling interest	1,742	1,742
Total stockholders’ equity	170,575	171,862
Total capitalization	$321,747	$350,715

DESCRIPTION OF WARRANTS

The warrants that are being offered under this prospectus supplement are warrants to purchase up to 1,019,353 shares of our common stock and are exercisable beginning on the original issue date and at any time up to the five-year anniversary of such date.  The exercise price of the warrants is $4.68 per share of our common stock.  The exercise price and the number of shares of common stock issuable upon exercise of the warrants are subject to customary anti-dilution adjustments.  The warrants are redeemable at the option of the holder if a fundamental change (as defined in the warrants) occurs.

PLAN OF DISTRIBUTION

We are offering the primary shares and the warrants in conjunction with a private placement of our senior notes through our placement agent, JMP Securities. JMP Securities is not purchasing or selling any of the shares or warrants offered by this prospectus supplement, nor is JMP Securities required to arrange for the purchase or sale of any specific number or dollar amount of shares or warrants, but instead has agreed to use its best efforts to arrange for the sale of securities offered hereby.

The Securities Purchase Agreement under which the notes, the primary shares and the warrants are being sold provides that the obligations of the investors to purchase our securities thereunder are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of customary legal opinions, letters and certificates from our counsel and us.

Confirmations and this prospectus supplement (together with the prospectus) will be made available to all investors who agree to purchase primary shares and warrants at the closing of the offering. We currently anticipate that the closing will take place on or about December 31, 2010.

On the closing date, we will receive gross proceeds in the amount of the aggregate purchase price for the notes, the primary shares and the warrants, and JMP Securities will receive a fee equal to 4% of such gross proceeds. The estimated expenses payable by us, in addition to JMP Securities’ fee, are approximately $182,000, which includes legal and accounting expenses and various other fees associated with registering and listing the primary shares and the warrants. After deducting the fees due to JMP Securities and our estimated offering expenses, we expect the net proceeds from the sale of the notes in the private placement and the sale of the primary shares and warrants under this prospectus supplement to be up to approximately $23,818,182.

In connection with the sale of our common stock on our behalf, JMP Securities may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, and the compensation paid to JMP Securities may be deemed to be underwriting commissions or discounts.

We have agreed to indemnify JMP Securities against certain liabilities, including liabilities under the Securities Act of 1933, as amended. We have also agreed to contribute to payments JMP Securities may be required to make in respect of such liabilities in the event that such indemnification if unavailable.

JMP Securities has provided, and may in the future provide, various investment banking, financial advisory and/or other services to us and our affiliates for which services they have received, and may in the future receive, customary fees. In the course of its business, JMP Securities may trade our securities for its own account or for the accounts of its customers, and, accordingly, JMP Securities may at any time hold long or short positions in such securities.

LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for us by Roetzel & Andress P.A., Ft. Lauderdale, Florida counsel.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important business, financial and other information to you in this prospectus supplement by referring you to documents containing this information. The information incorporated by reference is deemed to be a part of this prospectus supplement. We incorporate by reference into this prospectus supplement the documents listed below and any documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement (which filed documents do not include any portion thereof not deemed to be “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section):

•	Annual Report on Form 10−K for the fiscal year ended December 31, 2009 filed with the SEC on March 11, 2010;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the SEC on May 10, 2010;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 filed with the SEC on August 5, 2010;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 filed with the SEC on November 4, 2010;

•
Current Report on Form 8-K/A relating to the consolidated financial statements of Enertech International, Inc. as of and for the years ended December 31, 2007 and 2006, filed with the SEC on December 31, 2008;

•
The description of our Common Stock contained in our Registration Statement on Form SB-2A filed with the SEC on September 11, 2007 under Section 12(b) of the Exchange Act including any amendment or report filed for the purposes of updating such description; and

•
all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the above referred to annual report (other than any portion of such filed documents deemed not to be “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section).

The reports and other documents that we file after the date of this prospectus supplement will update, supplement and supersede the information in this prospectus supplement.

We will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus supplement but not delivered with this prospectus supplement at no cost to such person upon written or oral request to Ener1, Inc., 1540 Broadway, Suite 25C, New York, NY 10036, Attention: Chief Financial Officer, telephone: (212) 920-3500.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the prospectus are part of a registration statement on Form S-3 which we have filed with the SEC. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s web site. This prospectus supplement and the prospectus do not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. For further information about us and our common stock, you should refer to the registration statement.  Neither we, nor the placement agent, have authorized anyone else to provide you with different information.  You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front page of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of common stock.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The public may read and copy this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. The public may call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information about issuers, like us, who file electronically with the SEC.  The address of the SEC’s web site is http://www.sec.gov.

Our Internet web site is http://www.ener1.com. The reports we file with or furnish to the SEC, including our annual report and quarterly reports, are available free of charge on our website.  Information included on our web site is not part of this prospectus supplement or the prospectus.

Filed pursuant to
Rule 424(b)(3)
Registration Statement
File No. 333-170470

PROSPECTUS

$100,000,000

ENER1, INC.

Common Stock • Preferred Stock
Debt Securities • Warrants • Units

23,978,201 Shares of Common Stock
Offered by Selling Shareholders

We may offer from time to time in a primary offering up to $100,000,000 of our common stock, preferred stock, debt securities and warrants, either individually or in any combination as units. This prospectus provides a general description of these securities. Each time securities are offered, we will provide a prospectus supplement that contains the specific terms of the securities and the offering, and may also add, update or change information contained in this prospectus.

In addition to the primary offering of securities described above, the selling shareholders identified in this prospectus may offer and sell from time to time up to 23,978,201 shares of common stock. We will not receive any proceeds from the sale, if any, of common stock by the selling shareholders.

Before purchasing any securities, a prospective investor should read carefully this prospectus, the related prospectus supplement, any “free writing” prospectus that may be provided and any documents incorporated by reference therein, as well as the information described under “Where You Can Find More Information” in this prospectus.

Investing in our securities involves a high degree of risk.  Please carefully consider the information described under “Risk Factors” beginning on page 7 in this prospectus before making an investment decision.

We may offer and sell the securities on a continuous or delayed basis, directly to investors or through agents, underwriters or dealers designated from time to time.  We will identify any such agents, underwriters or dealers, and any applicable fees, commissions, discounts and over-allotment options, in the related prospectus supplement.

Our common stock trades on the Nasdaq Global Market under the symbol “HEV”. On December 29, 2010, the last reported sale price of our common stock on the NASDAQ was $3.74 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 30, 2010

This prospectus may not be used to sell securities (other than the shares of common stock offered by selling shareholders) unless it is accompanied by a prospectus supplement.

 TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	3
IMPORTANT INFORMATION REGARDING FORWARD-LOOKING STATEMENTS	4
PROSPECTUS SUMMARY	5
RISK FACTORS	7
USE OF PROCEEDS	23
SECURITIES WE MAY OFFER	23
DESCRIPTION OF CAPITAL STOCK	23
DESCRIPTION OF COMMON STOCK	23
DESCRIPTION OF PREFERRED STOCK	24
DESCRIPTION OF DEBT SECURITIES	25
DESCRIPTION OF WARRANTS	30
DESCRIPTION OF UNITS	31
LEGAL OWNERSHIP OF SECURITIES	32
PRICE RANGE OF COMMON STOCK	35
PRIVATE PLACEMENT OF NOTES	35
SELLING SHAREHOLDERS	36
CAPITALIZATION	38
PLAN OF DISTRIBUTION	39
LEGAL MATTERS	43
EXPERTS	43
MATERIAL CHANGES	44
WHERE YOU CAN FIND MORE INFORMATION	44
INCORPORATION BY REFERENCE	44

You should rely only upon the information contained in, or incorporated by reference into, this document. We have not authorized any other person to provide you with different information. No other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be given to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information appearing in this document is accurate only as of the date on the front cover of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the United States Securities and Exchange Commission (SEC), using a “shelf” registration process. Under this shelf registration process, we may offer and sell, in one or more offerings from time to time, shares of our common stock and preferred stock, debt securities and/or warrants to purchase any of such securities, either individually or in units, up to an aggregate dollar amount of $100,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that contains specific information about the terms of those securities. We may also authorize one or more “free writing” prospectuses (i.e., written communications concerning an offering that are not part of this prospectus or a prospectus supplement) that may contain material information relating to the offering.

This prospectus also relates to 23,978,201 shares of our common stock which may be offered and sold from time to time in one or more offerings by the selling shareholders named under “Selling Shareholders”.

We may add to or modify in a prospectus supplement (and in any related free writing prospectus that we may authorize) any of the information contained in this prospectus or in the documents that we have incorporated into this prospectus by reference.  To the extent that any statement made in a prospectus supplement conflicts with statements made in this prospectus, the statements made in the prospectus supplement will be deemed to modify or supersede those made in this prospectus.

The rules of the SEC allow the Company to incorporate by reference certain information into this prospectus. See “Incorporation by Reference” for a description of the documents from which information is incorporated, and where you can get a copy of such documents.

You should read both this prospectus, especially the information discussed under “Risk Factors”, and any prospectus supplement together with the information described in this prospectus under “Where You Can Find More Information.”

This prospectus may not be used to sell securities (other than the shares of common stock offered by selling shareholders) unless it is accompanied by a prospectus supplement.

IMPORTANT INFORMATION REGARDING FORWARD-LOOKING INFORMATION

This prospectus, any prospectus supplement and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. All statements, other than statements of historical fact, including statements regarding our strategy, future operations, prospects, future financial position, future revenues, cash flow from operations, available cash, operating costs, capital and other expenditures, financing plans, capital structure, contractual obligations, legal proceedings and claims, future economic performance, management’s plans, goals and objectives for future operations and growth and markets for our planned products and stock, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have described important factors in the information included and incorporated by reference in this prospectus that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. See “Risk Factors” for more information.

You should consider the risk factors and other cautionary statements made in this prospectus and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in this prospectus and in the documents incorporated by reference. Unless specifically indicated, our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in this prospectus and in the documents incorporated by reference herein. It does not contain all the information that may be important to you. You should read carefully this prospectus, the related prospectus supplement and the documents incorporated by reference herein, before deciding to invest in our securities.

The Company

We design, develop and manufacture high-performance, rechargeable, lithium-ion batteries and battery systems for energy storage in the transportation, stationary power and small format products markets. Our primary products for the transportation markets consist of battery solutions for hybrid electric vehicles (HEVs), plug-in hybrid electric vehicles (PHEVs), electric vehicles (EVs) and other vehicles such as trucks and buses. In May 2010, we commenced commercial production and shipment of lithium-ion battery packs for Think Global AS (Think Global) an EV manufacturer in Norway. We made a strategic investments in Think Holdings AS (Think Holdings), a Norwegian limited liability company and the majority owner of Think Global, in 2009 and 2010 and currently own 48% of its voting equity on a fully-diluted basis. We expect to begin shipping lithium-ion battery packs for the Volvo C30 EV in the beginning of 2011.

In addition to solutions for the automotive industry, our lithium-ion battery chemistries and technologies offer advantages for storage applications in energy infrastructure, renewable energy, military, aerospace, industrial and other markets. We are currently delivering battery packs to customers for evaluation and testing in connection with grid storage applications, including the ITOCHU-sponsored Family Mart Green Crossover project. At our South Korean subsidiary, acquired in 2008, we continue to sell commercial lithium-ion batteries for products such as Motorola’s hand-held scanners.

In May 2010, we entered into a letter of intent to form a battery cell manufacturing joint venture and a battery pack manufacturing joint venture (together, the Joint Ventures), with Wanxiang EV CO. LTD (Wanxiang), the electric vehicle division of Wanxiang Group.  Wanxiang and Ener1 will initially own 60% and 40%, respectively, of the Joint Ventures; however, Ener1 will have the right to increase its ownership interest to up to 49%.  The formation of the Joint Ventures under the letter of intent is subject to certain conditions, including the completion of final due diligence by both parties and the negotiation and execution of definitive agreements as well as obtaining requisite government and board approvals.

In the stationary power markets, we are developing energy storage applications for utility grid and commercial applications. On October 29, 2010, a Supply Agreement (the Supply Agreement) entered into by Ener1 and Joint Stock Company “Mobile Gas Turbine Electric Powerplants,” a Russian corporation (MGTES), became binding and effective.  The Supply Agreement was entered into on October 6, 2010, but did not become binding and effective on both parties until October 29, 2010.  Under the Supply Agreement, Ener1 has agreed to manufacture and sell, and MGTES has agreed to purchase, certain lithium-ion battery units to be used by MGTES to power grid energy storage systems in Russia.  The total purchase price for the units is $40.0 million, the payment of which will be made in installments over a period of approximately two years, and each installment payment will be subject to the satisfaction of specified production, inspection and performance conditions.  Although we anticipate that the contract will be completed by the end of 2012, no assurances can be made that we will fulfill the specified conditions or that all installment payments will be received by us in full or on a timely basis.

We manufacture and assemble lithium-ion batteries in the United States through our subsidiary EnerDel, Inc. and in South Korea through our subsidiary Ener1 Korea, Inc., formerly known as Enertech International, Inc. (Ener1 Korea), and are currently expanding production capacity of cells in both countries. In August 2009, we were awarded a grant of $118.5 million from the United States Department of Energy under the Automotive Battery Manufacturing Initiative (ABMI) to help finance our United States battery plant capacity expansion. We are reimbursed under the grant as we make equipment purchases, and we are required to match grant proceeds with an equal amount of our own funds. Using funds provided under the ABMI, we are currently in the process of expanding our production capacity in the State of Indiana. We expect our worldwide automotive production capacity will increase during 2011 to the equivalent of 900 EV packs per month as a result of our battery plant expansion.

We have also applied to the DOE for approximately $290.0 million of long-term low interest loans under the Advanced Technology Vehicle Manufacturing Incentives Program (ATVM) for further expansion of battery production capacity, and we are currently in negotiations on a term sheet in connection with this loan. Assuming the ATVM loan is granted to us, the ATVM loan program will require us to match every eighty cents of loan proceeds with twenty cents of our own investment. The State of Indiana and local Indiana governments have also provided us approximately $80.0 million of grants and tax offsets to assist in our expansion plans. With proceeds under the ATVM loan, if approved, and combined with the funds available to us under the ABMI program and the State of Indiana incentives, we plan to increase our domestic production capacity to an estimated manufacturing capacity of 120,000 equivalent EV battery packs per year.

We believe that a confluence of market forces and government policy initiatives may lead to a transition from oil-fueled vehicles and energy inefficient electricity production to electrified vehicles and efficient grid storage and energy management. Governments in Europe and in the United States have been encouraging HEV and EV manufacturing and purchases through incentive programs while discouraging vehicles with heavy gasoline usage. In 2007, the United States adopted a new Corporate Average Fuel Economy (CAFE”) standard of 35 miles per gallon to be achieved by the year 2020. In April 2010, the Department of Transportation’s National Highway Traffic Safety Administration and the Environmental Protection Agency issued final rules establishing fuel economy standards that increase each year, reaching an estimated 34.1 miles per gallon for the combined industry-wide fleet for the 2016 model year. The European Economic Community adopted stringent carbon dioxide emissions standards of less than 130 grams per kilometer in 2010 and 95 grams by 2015. We believe that these standards and rules will likely require many automobile manufacturers to adopt some form of electrification of cars, trucks and buses. The automotive industry already has plans to introduce additional HEV, EV and PHEV models, the introduction of which is expected to increase the total number of electrified models available worldwide to approximately 120 by the end of 2012.

Corporate Information

We are a Florida corporation founded in 1985 and headquartered in New York, New York. Ener1 Group, Inc. and Bzinfin, S.A., the owner of Ener1 Group, collectively own approximately 49.6% of our outstanding common stock and, with warrants, beneficially own 57.6% of our fully-diluted shares outstanding.

Our principal executive offices are located at 1540 Broadway, Suite 25C, New York, New York 10036. Our telephone number is (212) 920-3500. Our website address is www.ener1.com. We have included our website address as an inactive textual reference only; the information contained on, or that can be accessed through, our website is not a part of this prospectus.

In this prospectus, “Ener1,” “the Company,” “we,” “us,” and “our” refer to Ener1, Inc. and its subsidiaries, and “Ener1 Group” refers to Ener1 Group, Inc., unless the context requires otherwise.

RISK FACTORS

Investing in our securities involves a high degree of risk. Prospective investors in an offering should carefully consider the risks described below together with all of the other information included or referred to in this prospectus and in the prospectus supplement related to such offering before purchasing any of our securities. There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. The risks described below are not the only ones we will face. If any of these risks actually occur, our business, financial condition, results of operation and prospects may be materially and adversely affected. In such event, the trading price of our common stock could decline and investors in our securities could lose all or part of their investment.

We have an unproven business plan.

We have an unproven business plan and do not expect to be profitable for the next several years. We are developing technologies, products and services primarily related to lithium-ion batteries, and to a lesser extent, related to fuel cells and nanotechnology. Before investing in our securities, you should consider the challenges, expenses and difficulties that we will face as a company seeking to develop and manufacture new products.

We have a history of operating losses.

We have experienced net operating losses since 1997, and negative cash flows from operations since 1999.  Total net cash used in operations for the years ended December 31, 2009, 2008 and 2007 was $40.7 million, $24.1 million and $26.7 million, respectively. We expect that we will continue to incur net losses and negative operating cash flows and will require additional cash to fund our operations and implement our business plan.

Our planned capital expenditures depend on the availability of funds under DOE grant and loan programs. We also will need to raise capital or borrow funds to fund our share of capital expenditures under both the grant and loan programs.

We have been formally awarded $118.5 million in funds under the DOE ABMI grant program. We also have a pending application under the DOE ATVM loan program in which we are seeking a loan of approximately $290.0 million. There is no assurance that the final DOE ATVM loan will be approved in full or in part, or that the terms and conditions for borrowing under the facility will be acceptable to us. The approval of the loan may be affected by political conditions in the United States and by political perceptions regarding our substantial foreign ownership. If the loan is not approved or is approved in a substantially reduced dollar amount, our future expansion plans would have to be significantly curtailed and our near term prospects would be materially adversely affected. The DOE ABMI grant requires that we match the grant award by spending one dollar on qualifying capital expenditures and other costs for every dollar reimbursed under the grant, and the loan program requires that recipients of any loans match the loan by spending $0.20 (twenty cents) on qualifying capital expenditures and other costs for every $0.80 (eighty cents) of loan proceeds received. We will need to raise debt or equity capital to fund our share of the capital expenditures under both the grant and, if we are included, under the loan program, and raising equity capital will result in dilution to our shareholders. There is also no assurance that we will be able to choose the order of funds that we may receive under the grant or the loan. To the extent that funds must be drawn entirely under the grant first, we will be subject to a higher matching requirement and will need to raise debt or equity capital more quickly in the near future as compared to what we would otherwise have to raise if we are able to draw funds under the loan first. Access to both grant and loan funds will also be conditioned on our continued compliance with the terms and conditions of the grant and loan programs.

We are beginning production in a new industry with new processes, and our future profitability is dependent upon achieving reductions in manufacturing costs and projected economies of scale from increasing manufacturing quantities. Failing to achieve such reductions in manufacturing costs and projected economies of scale could materially adversely affect our financial performance.

Since 2002, we have focused primarily on research and development. However, we are currently developing new battery products that will require high volume battery manufacturing processes and equipment. While we acquired a lithium-ion battery cell manufacturer in South Korea in 2008, we have limited experience manufacturing any of our planned products on a commercial basis. We do not know whether or when we will be able to develop efficient, low-cost manufacturing capabilities and processes that will enable us to manufacture our products in commercial quantities while meeting the quality, price, engineering, design and production standards required to successfully market our products. Our failure to develop such manufacturing processes and capabilities would have a material adverse effect on our business, financial condition, results of operations and prospects.

We are beginning high-volume production in South Korea and the United States of new products in a new industry in which there is not a significant production history. Historically, we have produced only the component parts for our battery packs in limited production quantities in our South Korean plant and for prototype and production packs in limited quantities in our United States plant. Our future profitability is, in part, dependent upon achieving increased savings from volume purchases of raw materials, achieving acceptable manufacturing yield and capitalizing on machinery efficiencies. Although we expect to achieve lower costs of production resulting from our progress along the machine and labor learning curves, it is impossible to determine what those savings may be as we are entering a new industry with new customer requirements.

Our supply chain will also be experiencing a sharp increase in demand for its products and will be undergoing similar production ramp-up activities. Although we expect future costs to decline if a domestic supply business develops for our industry, there is no assurance that such supply business will actually develop in the near future or at all. In addition, there is no assurance that we will achieve the material, labor and machine cost reductions associated with higher purchasing power and higher production levels, and failure to achieve these cost reductions could adversely impact our competitiveness and our financial results.

Viable markets for our products may never develop, may take longer to develop than we anticipate or may not be sustainable.

Our energy products and technologies target new and developing markets, and we do not know the extent to which these markets, including the market for electric vehicles (EVs) and hybrid electric vehicles (HEVs), will develop. We currently have one commercially developed product, which began production in 2010. If viable markets fail to develop or develop more slowly than we anticipate, we may be unable to recover the losses we will have incurred to develop our products and may be unable to achieve profitability. In addition, the development of a viable market for our products may be impacted by many factors which are partly or totally out of our control, including:

•	the cost competitiveness of our products;
•	consumer reluctance to try a new product;
•	consumer perceptions of our products’ safety;
•	regulatory requirements;
•	barriers to entry created by existing energy providers;
•	government funding of electric vehicle technologies; and
•	emergence of newer, more competitive technologies and products.

We will need additional capital to fund development and production activities, which may not be accessible on attractive terms or at all.

For the last several years, we have financed our operations and capital expenditures through the sale of our securities and by borrowing money. Our ability to obtain additional financing will be subject to a number of factors, including the development of the market for HEVs and EVs, commercial acceptance of our products, our operating performance, the terms of our existing indebtedness and the credit and capital markets. We cannot assure you that we will be able to raise additional funds on terms favorable to us or at all. If we raise additional funds through the sale of equity or convertible debt securities, the ownership percentage of our then existing shareholders will be reduced and the percentage of our outstanding common stock to which our convertible securities and our senior unsecured notes are convertible will be reduced. In addition, any such transaction may dilute the value of our common stock and other debt or equity securities. We may have to issue securities that have rights, preferences and privileges senior to our common stock. The terms of any additional indebtedness may include restrictive financial and operating covenants that would limit our ability to compete and expand or limit our flexibility in paying our indebtedness.

Both the credit and capital markets have experienced extreme volatility in recent periods. Credit markets have remained illiquid despite injections of capital by the United States and foreign governments. Banks and other lenders, such as true equipment leasing companies, have significantly increased credit requirements and reduced financing available to borrowers. In the capital markets, institutional investors have experienced large losses resulting in reductions of and restrictions on funds available for investment. As a result, the market for offerings of our debt and equity securities may be limited.

Our ability to obtain financing from the ATVM loan program and government grants is subject to the availability of funds under the applicable government programs as well as the approval of our applications to participate in such programs. We cannot assure you that our efforts to obtain such funds from these government sources will be successful.

If we do not obtain adequate short-term working capital and permanent financing, whether through credit or capital markets or through government programs, we would have to curtail our development and production activities and adopt an alternative operating model to continue as a going concern. Our failure to obtain any required future financing would materially and adversely affect our business, our financial condition and our prospects.

Our future growth is dependent upon consumers’ willingness to adopt electric vehicles.

Our growth is highly dependent upon the adoption by consumers of EVs. If the market for EVs does not develop as we anticipate or develops more slowly than we expect, our business, operating results, financial condition and prospects will be harmed. The market for EVs is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, frequent new vehicle announcements and changing consumer demands and behaviors. Factors that influence the rate at which consumers adopt EVs include:

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perceptions about EV quality, safety (in particular with respect to lithium-ion battery packs), design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of EVs and/or lithium-ion battery packs;

•	the limited range over which EVs may be driven on a single battery charge;
•	the decline of an EV’s range resulting from deterioration over time in the battery’s ability to hold a charge;
•	concerns about electric grid capacity and reliability, including access to charging stations;
•	improvements in the fuel economy of the internal combustion engine;
•	the environmental consciousness of consumers;
•	volatility in the cost of oil and gasoline; and
•	government regulations and economic incentives promoting fuel efficiency and alternate forms of energy.

The influence of any of the factors described above may cause current or potential consumers not to purchase EVs, which would materially adversely affect our business, operating results, financial condition and prospects.

We depend on a limited number of customers, including Think Global for a significant portion of our revenue, and the loss of our most significant or several of our smaller customers could materially adversely affect our business and results of operation.

A significant portion of our revenue is expected to be generated from a limited number of customers, with sales to Think Global representing nearly all of our forecasted automotive revenue for the foreseeable future. We entered into an amended Supply Agreement with Think to supply lithium-ion battery packs for the Think City EV commencing in 2010. We are also a significant investor in Think Holdings, have voting power of approximately 48% of their equity, and we have contractual arrangements with certain other shareholders of Think Holdings which allow them to put their preferred shares in Think Holdings to us in exchange for our common stock. In addition, two of our directors are directors of Think Holdings. We expect Think will become a significant customer in 2011. A delay in the delivery of battery packs to Think or delays in Think’s start-up plans and financing activities, however, would adversely affect our expected 2010 and 2011 revenues and profitability and could have a material adverse effect on our business and our investment in Think. Think, in its corporate history, has been through insolvency proceedings on three separate occasions, including most recently in 2009. Think is increasing production and entering new markets and faces the risks associated with the launch of a new vehicle, including achieving production levels, managing production costs, managing their supply chain, financing the costs associated with increased production levels and higher working capital requirements, gaining consumer acceptance, delivering vehicles on time, servicing new customers, satisfying warranty claims and other issues related to manufacturing, selling and servicing automobiles; through our ownership in Think Holdings, we are also exposed to these risks. Think also faces many of the same (or similar) risks as are inherent in our business. Moreover, based on our current ownership interest in Think Holdings and the possibility that we may eventually acquire a majority interest in and control of Think Holdings, we are exposed to any additional risks that may be inherent in any consolidation of Think Holdings with our company. Although the composition of our customer base will vary from period to period, we expect that most of our automotive revenue will continue, for the foreseeable future, to come from a relatively small number of customers.

In addition, our contracts with our customers do not include long-term commitments or minimum volumes that ensure future sales of our products. Consequently, our financial results may fluctuate significantly from period-to-period based on the actions of one or more of our significant customers. A customer may take actions that affect us for reasons that we cannot anticipate or control, such as reasons related to the customer’s financial condition, changes in the customer’s business strategy or operations, the introduction of alternative or competing products or as the result of the perceived quality or cost-effectiveness of our products. Our agreements with these customers may be cancelled if we fail to meet certain product specifications or materially breach the agreement or for other reasons outside of our control. In addition, our customers may seek to renegotiate the terms of current agreements or renewals. The loss of or a reduction in sales or anticipated sales to our most significant or several of our smaller customers could have a material adverse effect on our business, operating results, financial condition and prospects.

We are expanding our equipment production capacity worldwide and are subject to all of the risks associated with purchasing, installing and efficiently operating new equipment as well as achieving production economies from projected increased efficiencies.

We have begun purchasing new equipment (which is partially funded by grants from the DOE) to increase our production capacity in the United States. Risk of noncompliance with DOE protocols would delay or eliminate reimbursement of certain costs. If we fail to comply with DOE protocols, it is possible that we would have to repay the DOE for funds that were granted to us or return assets acquired by us with DOE funds. While we have constrained the level of purchases in the first year of the grant, during the next three years we expect to purchase a substantial amount of equipment and to increase our production capacity correspondingly. Both the equipment procurement process and the installation and integration of the equipment into our facilities are potentially subject to delays. Achieving rated capacity levels with such equipment is subject to additional risks, and the equipment may never reach its projected capacity. Some of the assembly equipment that is scheduled for installation was designed by our engineers and manufactured by independent equipment manufacturers, and achieving projected machine efficiencies is dependent upon the equipment operating as designed. In addition, our competitors may be purchasing equipment similar or identical to our equipment, and to the extent there is increased demand for such equipment, there may be shortages or delays in receiving equipment which in turn could result in delays in our production schedules. Delays in the start-up of production could adversely impact our reputation and financial results. Delays in production deliveries also could adversely impact the financial results of our customers because of delays in the delivery of vehicles to their customers. Failure to reach projected machine efficiencies could result in higher production costs than planned and consequently could have a material adverse impact on our financial results.

Our financial results may vary significantly from period-to-period due to long and unpredictable sales cycles for some of our products and the seasonality of certain end-markets into which we sell our products, which may in turn lead to volatility in our stock price.

The amount and timing of our revenue recognition from sales to our customers is difficult to predict and is market dependent. We are often required to invest significant time to educate our customers about the use and benefits of our products, including their technical and performance characteristics. Customers typically undertake a significant evaluation process that has in the past resulted in a lengthy sales cycle for us, typically many months. In some markets, such as the transportation market, there is usually a significant lag time between the design phase and commercial production. We spend substantial amounts of time and money on our sales efforts and there is no assurance that these investments will produce any sales within expected time frames or at all. Given the potentially large size of battery development and supply contracts, the loss of or delay in the signing of a contract or a customer order could significantly reduce our revenue in any given period. Since most of our operating and capital expenses are incurred based on the estimated number of design wins and their timing, they are difficult to adjust in the short term. As a result, if our revenue falls below our expectations or is delayed in any given period, we may not be able to reduce proportionately our operating expenses or manufacturing costs for that period and any reduction of manufacturing capacity could have long-term implications on our ability to accommodate future demand.

In addition, since our batteries and battery systems are incorporated into our customers’ products for sale into their respective end-markets, our business is exposed to the seasonal demand that may characterize some of our customers’ own product sales. Because many of our expenses are based on anticipated levels of annual revenue, our business and operating results could also suffer if we do not achieve revenue consistent with our expectations in relation to this seasonal demand.

As a result of these factors, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance. Moreover, our operating results may not meet expectations of equity research analysts or investors. If this occurs, the trading price of our common stock could fall substantially either suddenly or over time.

Oil prices are extremely volatile and trends to convert to electric and hybrid electric vehicles may be adversely affected by any perceived significant reduction in gasoline prices.

Oil and gasoline prices have been extremely volatile and the possibility of continuing volatility is expected to persist. Decreases in gasoline prices lower the perception in government and the private sector that cheaper, more readily available energy alternatives should be developed and produced. Lower oil prices also result in a decrease to the cost of existing energy technologies, making them more competitive with alternative products such as lithium-ion batteries. If oil prices decline, the demand for hybrid and electric vehicles may decrease which would have a material adverse effect on our business.

Problems in our manufacturing and assembly processes could limit our ability to produce sufficient batteries to meet the demands of our customers.

Regardless of the process technology used, the manufacturing and assembly of safe, high-power batteries and battery systems is a highly complex process that requires extreme precision and quality control throughout a number of production stages. Any defects in battery packaging, impurities in the electrode materials used, contamination of the manufacturing environment, incorrect welding, excess moisture, equipment failure or other difficulties in the manufacturing process could cause batteries to be rejected, thereby reducing yields and affecting our ability to meet customer expectations.  As we scale up our production capacity, we may experience production problems that may limit our ability to produce a sufficient number of batteries to meet the demands of our customers. If these or other production problems occur and we are unable to resolve them in a timely fashion, our business could suffer and our reputation may be harmed.

We may provide warranty coverage and product recall coverage for some of our products, and we do not have significant experience in projecting possible warranty or recall claims and costs. If warranty or recall claims are significantly higher than our initial projections, our financial results would be adversely affected.

We provide warranty coverage in connection with certain automotive battery pack sales and we expect to provide warranty coverage in connection with grid storage battery pack sales, which warranty coverage ranges from 3-5 years and includes warranties that our product complies with the agreed upon specifications developed with the end-user, warranties that there are no defects in our products and warranties that our product will maintain a specified power capacity during the life of the product. We may also be required to provide product recall coverage. We are selling new products in a new industry that does not have a significant history of product use. While we have tested batteries and battery packs in a controlled environment, we have not tested large numbers of batteries and packs for extended periods of time. These and other customer protection provisions, such as return rights, could delay our recognition of revenue. We expect to establish a warranty reserve in our accounts based upon our expected warranty claims, but there is no assurance that this reserve will be sufficient. Our financial results could consequently vary based upon actual experience relative to how we account for any expected warranty claims. Furthermore, a significant warranty claim or product recall experience would likely materially adversely affect our financial results.

We face high levels of competition and may be unable to compete successfully.

The markets in which we intend to market and sell our products are highly competitive. A number of competitors located in Asia, the United States and elsewhere, including Sanyo Electric Co., Ltd., NEC Corporation, Johnson Controls, Inc., Compact Power, Inc., Dow Kokam and A123 Systems, Inc., are developing and planning to manufacture battery cell technologies and other energy products that compete with our technologies and planned products. We also face competition from companies that are focused on traditional energy sources, such as oil and natural gas, as well as those that develop alternative energy technologies such as solar power, wind power, ethanol and biofuels. We will need to develop commercially viable products for our business to be successful.

The developers of traditional and alternative energy technologies include, among others, major electric, oil, chemical, natural gas, battery, generator and specialized electronics firms, as well as universities, research institutions and foreign government-sponsored companies. Many of these entities have substantially greater financial, research and development, manufacturing and marketing resources than we do. A significant amount of public and private funding is directed toward the development of traditional and alternative energy generation, distribution and storage. The resulting technologies may render some of our planned products less attractive or obsolete, or our competitors may be able to offer comparable products at better prices.

We may never complete the research and development of commercially viable products that are in our product pipeline. The current market for lithium-ion batteries may undergo significant change.

We are developing a number of products that involve new technologies. While we have completed the development of a lithium-ion battery pack for an electric vehicle and a prototype of our lithium-ion battery pack for hybrid electric vehicles, we continue to work on other projects which are in various stages of development, including testing new lithium-ion chemistries for automotive, truck, bus, stationary power, military and other applications. We do not know when or whether we will successfully complete research and development of these products. If we are unable to develop commercially viable products, we will not be able to generate sufficient revenue to become profitable. In addition, while we are conducting tests to predict the overall life of our products, we may not have tested our products over their projected useful lives prior to the commencement of large-scale commercialization. As a result, we cannot be sure that our products will last as long as predicted, and, if they do not, we may incur liability under warranty claims and diminished goodwill with customers.

The market for advanced rechargeable batteries is at a relatively early stage of development, and the extent to which our lithium-ion batteries will be able to meet our customers’ requirements and achieve significant market acceptance is uncertain. Rapid and ongoing changes in technology and product standards could quickly render our products less competitive or even obsolete if we fail to continue to improve the performance of our battery chemistries and systems. Other companies that are seeking to enhance traditional battery technologies have recently introduced or are currently developing batteries based on other emerging technologies. These competitors are engaged in significant development work on these various battery systems. One or more new, higher energy rechargeable battery technologies could be introduced which could be directly competitive with, or superior to, our technology. The capabilities of many of these competing technologies have improved over the past several years. Competing technologies that outperform our batteries could be developed and successfully introduced, and as a result, there is a risk that our products may not be able to compete effectively in our target markets. If our battery technology is not adopted by our customers, or if our battery technology does not meet industry requirements for power and energy storage capacity in an efficient and safe design, our batteries may not gain market acceptance.

We intend to offer lithium-ion batteries to the automotive industry, which is a very competitive and cost focused industry. We have limited automotive industry experience.

Our primary business strategy, which is to supply lithium-ion batteries to the automotive industry, carries significant risks. We will be competing against much larger suppliers that have greater financial, marketing and other resources; more experience in low cost, high-volume manufacturing operations; existing relationships with automotive purchasing and engineering development departments; and increased ability to take advantage of economies of scale in purchasing raw materials. The automotive industry is extremely competitive and competition to supply vehicle components to manufacturers focuses on the power, energy, cost, weight and size of such components. The ability of domestic automobile manufacturers to adopt new battery technologies will depend on many factors outside our control, including their ability to develop related vehicle platforms. If the industry does not accept lithium-ion battery technology, or if our lithium-ion batteries do not meet industry requirements for battery power, energy, cost, weight, size and other characteristics, our batteries will not gain market acceptance and/or our primary business strategy will not be successful.

We may not be able to protect the intellectual property upon which we depend and we could incur substantial costs defending against claims that our products infringe on the proprietary rights of others.

As of October 31, 2010, we have 44 United States issued patents and 33 foreign issued patents. Our ability to compete effectively will depend, in part, on our ability to protect our proprietary technologies, systems designs and manufacturing processes. While we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be completely successful in doing so. We rely on patents, trademarks, and policies and procedures related to confidentiality to protect our intellectual property. However, some of our intellectual property is not covered by any patents or patent applications. Moreover, we do not know whether any of our pending patent applications will issue or, in the case of patents issued or to be issued, that the claims allowed are or will be sufficient to protect our technology or processes. Even if all of our patent applications are issued, our patents may be challenged or invalidated. Patent applications filed in foreign countries may be subject to laws, rules and procedures that are substantially different from those of the United States, and any resulting foreign patents may be difficult and expensive to enforce. In addition, we do not know whether the United States Patent & Trademark Office will grant federal registrations based on our pending trademark applications. Even if federal registrations are granted to us, our trademark rights may be challenged. It is possible that our competitors or others will adopt trademarks similar to ours, thereby impeding our ability to maintain our brand identity and possibly leading to customer confusion.

Asserting, defending and maintaining our intellectual property rights could be difficult and costly and a failure to do so may diminish our ability to compete effectively and may harm our operating results. We may need to pursue legal action to enforce our intellectual property rights, to protect our trade secrets and domain names and to determine the validity and scope of the proprietary rights of others. If third parties prepare and file applications for trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings to determine priority of rights to the trademark. Similarly, competitors may have filed applications for patents, may have received patents and may obtain additional patents and proprietary rights relating to products or technology that block or compete with ours. We may have to participate in interference proceedings to determine the priority of invention and the right to a patent for the technology. Litigation and interference proceedings, even if they are successful, are expensive to pursue and time consuming and could require the expenditure of a substantial amount of our financial resources. If we are found to be infringing third-party proprietary rights, we could be required to pay substantial royalties and/or damages, or be enjoined from selling our products. We do not know whether we will be able to obtain licenses to use the intellectual property at issue on acceptable terms, if at all. Failure to obtain needed licenses could delay or prevent the development, manufacture or sale of our products and could require the expenditure of significant resources to develop or acquire non-infringing intellectual property.

We rely, in part, on contractual provisions to protect our trade secrets and proprietary knowledge.

Confidentiality agreements to which we are party may be breached, in which case we may not have adequate remedies. Our trade secrets may become publicly available without breach of such agreements or may be independently developed by competitors. Our inability to maintain the proprietary nature of our technology and processes could allow our competitors to limit or eliminate any competitive advantages we may have.

Our principal shareholders have substantial control over our affairs.

Ener1 Group, Inc. and Bzinfin, S.A. are affiliated entities that as of October 25, 2010, own 49.6% of our outstanding common stock (and 57.6% if these entities exercise all of the warrants they own). A principal of the two entities is also a member of our Board of Directors. Ener1 Group and Bzinfin have the ability to effectively control all matters submitted to a vote of the shareholders of Ener1, including increases of authorized shares of the Company, the election and removal of directors and any decision regarding any potential merger, consolidation or sale of all or substantially all of our assets. In addition, Ener1 Group and Bzinfin, through their combined ability to elect a majority of the members of our Board of Directors, may dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing an increase in the Company’s authorized shares or a change in control or impeding a merger, consolidation, takeover or other business combination which other shareholders may view favorably.

Lithium-ion battery cells have, on rare occasions, been observed to catch fire or vent smoke and flames.

Batteries contain chemicals including acid-based electrolytes that, if improperly packaged, used, charged or discharged, could result in serious injuries and damage to property from fire or otherwise. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials. For example, a claim has been brought against our South Korean subsidiary for damages resulting from a battery that was allegedly packaged improperly and subsequently caught fire. Although we did not package the battery in question, and although we believe we have no liability with respect to such claim, it is possible that we may become subject to future claims for damages caused by our batteries, whether or not the cause of such damages were our responsibility or the responsibility of third-party manufacturers and packagers. Regardless of the merits of any claims such as the foregoing, we cannot predict when such claims may be brought against us and whether such claims will lead to costly litigation. In addition, highly publicized incidents of laptop computer and cell phone batteries bursting into flames have focused consumer attention on the safety of lithium-ion battery cells. These events have also raised questions about the suitability of lithium-ion cells for automotive applications. To address these questions and concerns, a number of cell manufacturers are pursuing alternative lithium-ion battery cell chemistries and formulations to improve safety. We have tested our batteries and subjected them to damage-inducing treatments such as high temperatures, vibrations, overcharging, crushing or puncturing, all in order to assess our battery pack’s response to deliberate and sometimes destructive abuse. There is no assurance that a failure of our battery packs will not occur, which could lead to property damage, personal injury or death and may subject us to lawsuits.

In addition, we expect to store a significant number of lithium-ion cells at our manufacturing facilities. Any mishandling of battery cells in the production process may cause disruption to the operation of our facilities. While we have implemented safety procedures related to the handling of the cells, there is no assurance that a safety issue or fire related to battery cells would not disrupt our operations. Such damage or injury would likely lead to adverse publicity and potentially a safety recall. The manufacture and use of batteries could also result in product liability claims. Our product liability insurance may not be adequate to protect us from potential liability claims. We also may have exposure to possible third-party claims that our batteries have caused damages to other products or caused serious injuries.

The industry could be harmed from negative publicity if serious accidents are attributable to battery products regardless of whose battery product was involved. Such damage or adverse publicity would negatively affect our brand and harm our business, operating results, financial condition and prospects.

We are subject to financial and reputational risks due to product recalls resulting from product quality and liability issues.

The risk of product recalls, and associated adverse publicity, is inherent in the development, manufacture, marketing and sale of batteries and battery systems. Our products and the products of third parties in which our products are a component are becoming increasingly sophisticated and complicated as rapid advancements in technologies occur and as demand increases for lighter and more powerful rechargeable batteries. At the same time, product quality and liability issues present significant risks. Product quality and liability issues may affect not only our own products but also the third-party products in which our batteries and battery systems are a component. Our efforts and the efforts of our development partners to maintain product quality may not be successful, and if they are not, we may incur expenses in connection with, for example, product recalls and lawsuits, and our brand image and reputation may suffer. Any product recall or lawsuit seeking significant monetary damages could have a material adverse effect on our business and financial condition. A product recall could generate substantial negative publicity about our products and business, could interfere with our manufacturing plans and product delivery obligations as we seek to replace or repair affected products or could inhibit or prevent commercialization of other future product candidates. Although we do have product liability insurance, we do not have insurance sufficient to cover the costs associated with a product recall and the expenses we would incur in connection with a product recall could have a material adverse affect on our operating results.

We rely on third parties to develop and provide key materials and components for our products.

We rely on third-party suppliers to develop and supply key materials and components for our products. If those suppliers fail to develop and supply these materials and components in a timely manner or at all, or fail to develop or supply materials and components that meet our quality, quantity or cost requirements, and we are unable to obtain substitute sources of these materials and components on a timely basis or on terms acceptable to us, we may not be able to manufacture our products. In addition, we may be unable to obtain substitute sources of these materials and components to the extent our suppliers use technology or manufacturing processes that are proprietary. We do not know when or whether we will secure long-term supply relationships with any suppliers or whether such relationships will be on costs and terms that will allow us to achieve our objectives. Our business, prospects, results of operations and financial condition could be harmed if we fail to secure long-term relationships with entities that will supply the required components for our battery and energy related products. If we experience a rapid increase in demand for our battery products, we could face short term supply issues on key materials and components of our battery systems.

Demand for raw materials may affect future prices and availability of raw materials.

The demand for raw materials that we use, including lithium, may increase as the projected demand for hybrid and electric vehicles increases which in turn could lead to higher prices for our raw materials. Global supply disruptions caused by political or other dislocations could also lead to shortages and higher prices. The inability to acquire raw materials on commercially reasonable terms, or at all, would delay and/or increase the cost of manufacturing our products and result in a significant adverse effect on our profitability.

Declines in product prices may adversely affect our financial results.

Our business is subject to intense price competition worldwide, which makes it difficult for us to maintain product prices and achieve adequate profits. Such intense price competition may adversely affect our ability to achieve profitability, especially during periods of decreased demand. In addition, because of their purchasing size, our larger automotive customers can influence market participants to compete on price terms. If we are not able to offset pricing reductions resulting from these pressures by improved operating efficiencies and reduced expenditures, those pricing reductions may have an adverse impact on our business.

Failure of our planned products to pass testing would negatively impact demand for our planned products.

We may encounter difficulties and delays during testing of our planned products for a number of reasons, including the failure of our technology or the technology of third parties. Many of these potential problems and delays are beyond our control. Any problem or perceived problem with test results for our planned products would materially harm our reputation and impair market acceptance of, and demand for, any of our products.

We face risks associated with our plans to market, distribute and service our products internationally.

We have limited experience developing, manufacturing and distributing products for sale either domestically or internationally. Our success in international markets will depend, in part, on our ability to secure relationships with foreign sub-distributors and to manufacture products that meet foreign regulatory and commercial standards. International operations are subject to other inherent risks, including potential difficulties in enforcing contractual obligations and intellectual property rights in foreign countries (especially China) and fluctuations in currency exchange rates.

Our substantial international operations subject us to a number of risks, including unfavorable political, regulatory, labor and tax conditions.

We have significant manufacturing facilities and operations in South Korea, we intend to expand our presence in China through our planned joint venture with the Wanxiang Group and we are in the process of expanding our business in Europe through growth in our customer relationships. These activities are subject to the legal, political, regulatory and social requirements and economic conditions in these jurisdictions. In addition, we expect to sell a significant portion of our products to customers located outside the United States. Risks inherent to international operations and sales, include, but are not limited to, the following:

•	exposure to violations of the Foreign Corrupt Practices Act of 1977, as amended;

•	difficulty in enforcing agreements, judgments and arbitration awards in foreign legal systems;
•
fluctuations in exchange rates may affect product demand and may adversely affect our profitability in United States dollars to the extent the cost of raw materials and labor is denominated in a foreign currency;

•
impediments to the flow of foreign exchange capital payments and receipts due to exchange controls instituted by certain foreign governments and the fact that the local currencies of these countries are not freely convertible;

•	inability to obtain, maintain or enforce intellectual property rights;
•	changes in general economic and political conditions;
•
changes in foreign government regulations and technical standards, including additional regulation of rechargeable batteries, power technology, or the transport of lithium or phosphate, which may reduce or eliminate our ability to sell or license in certain markets;

•	requirements or preferences of foreign nations for domestic products could reduce demand for our products;
•	trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses, which could increase the prices of our products and make us less competitive; and
•	longer payment cycles typically associated with international sales and potential difficulties in collecting accounts receivable, which may reduce the future profitability of foreign sales.

Our business in foreign jurisdictions requires us to respond to rapid changes in market conditions in these countries. Our overall success as a global business depends on our ability to succeed in different legal, regulatory, economic, social and political situations and conditions. We may not be able to develop and implement effective policies and strategies in each foreign jurisdiction where we do business. Also, each of the foregoing risks will likely take on increased significance as we implement plans to expand foreign manufacturing operations.

The United States and global automobile industries have undergone a significant decline in worldwide sales, with many participants experiencing large losses and liquidity issues, all of which may affect our future sales and the development of the electric vehicle industry generally.

Our business depends on and is directly affected by the general state of the United States and global automobile industries. The effect of the continued economic difficulties of the major auto manufacturers on our business is unclear. Several automotive companies were sold or closed in recent years, and two large United States automotive companies reorganized under the bankruptcy laws. Several large automotive companies have sold or discontinued brands of automobiles. It is possible that the ownership of our prospective customers could change and affect our supply agreements and development activities. Volvo, a significant prospective customer, has been acquired by Geely Automotive based in China. The impact of any such restructuring on the automobile industry and its suppliers is unclear and difficult to predict. Possible effects could include reduced spending on alternative energy systems for automobiles, a delay in the introduction of new hybrid and electric vehicles and a delay in the conversion of automobile car battery technology from NiMH to lithium-ion chemistry, each of which would have a material adverse effect on our business.

We may be unable to manage rapid growth effectively.

We expect to expand our manufacturing capabilities, accelerate the commercialization of our products and enter a period of growth, all of which will place a significant strain on our senior management team and our financial and other resources. Our proposed expansion will expose us to increased competition, greater overhead, marketing and support costs and other risks associated with the commercialization of new products. Our ability to manage our growth effectively will require us to continue to improve our operations and our financial and management information systems and to train, motivate and manage our employees. Difficulties in effectively managing the budgeting, forecasting and other process control issues presented by such a rapid expansion could harm our business, prospects, results of operations and financial condition.

Future acquisitions may disrupt our business, distract our management and reduce the percentage ownership of our shareholders.

As part of our business strategy, we may seek to acquire complementary technologies, products, expertise and/or other valuable assets. We may be unable, however, to identify suitable acquisition candidates or, if we do identify suitable candidates, we may not be able to complete acquisitions on commercially acceptable terms or at all. If we issue equity securities as part of an acquisition transaction, the percentage ownership of our then current shareholders may be reduced. By virtue of our ownership interest in Think Holdings, and the contractual relationship with certain shareholders of Think which allow them to put their preferred shares in Think to us in exchange for our common stock, we may obtain a majority interest in Think Holdings. Once we have acquired a business, we may have to devote a significant amount of time, management and financial resources to successfully integrate the business into our existing operations in a timely and non-disruptive manner, and we may be unable to do so. An acquisition may not produce the desired revenues, earnings or business synergies that were anticipated prior to concluding the transaction, which in turn could cause our business and financial condition to be materially and adversely affected. As a result of an acquisition, we may incur nonrecurring charges and be required to amortize significant amounts of intangible assets, which in turn could adversely affect our results of operations and profitability.

We may not meet our development and commercialization milestones.

We have established product development and commercialization milestones that we use to assess our progress toward developing additional commercially viable products. These milestones relate to power, energy capacity, technology and product design as well as to dates for achieving development goals. To gauge our progress, we plan to operate, test and evaluate our products. If our systems or products exhibit performance or technical defects or are unable to meet cost or performance goals, including power output, useful life and reliability, our commercialization schedule could be delayed and potential purchasers of our commercial battery and energy products may decline to purchase them. We cannot assure you that we will successfully achieve our milestones in the future or that any failure to achieve these milestones will not result in potential competitors gaining advantages in our target market. Failure to meet our development and commercialization milestones might have a material adverse effect on our operations and our stock price.

Regulatory and other changes related to the energy industry or to the electric vehicle industry may adversely affect our ability to produce, and may reduce demand for, our planned products.

Federal, state, local and foreign government laws, regulations and policies concerning the energy industry and/or the electric vehicle industry may heavily influence the market for our technologies and products. A change in the current regulatory environment, including amendments to or a rescission or delay in implementation of federal Corporate Average Fuel Economy standards mandate increases in fuel economy in the United States or reduction in tax incentives to purchase EVs, could make it more difficult or costly for us to develop, manufacture or market our products. Any such changes could also deter further investment in the research and development of alternative energy sources, which could significantly reduce demand for our technologies and products. We cannot predict how changes in regulation or other industry changes will affect the market for our products or impact our ability to distribute, install and service our products.

Business practices in Asia may entail greater risk and dependence upon the personal relationships of senior management than is common in North America, and therefore some of our agreements with other parties in China and South Korea could be difficult or impossible to enforce.

The business culture in parts of Asia is, in some respects, different from the business cultures in Western countries and may present some difficulty for Western investors reviewing contractual relationships among companies in Asia and evaluating the merits of an investment. Personal relationships among business principals of companies and business entities in Asia may be very significant in their business cultures. In some cases, because so much reliance is based upon personal relationships, written contracts among businesses in Asia may be less detailed and specific than is commonly accepted for similar written agreements in Western countries. In some cases, material terms of an understanding are not contained in the written agreement but exist only as oral agreements. In other cases, the terms of transactions which may involve material amounts of money are not documented at all. In addition, in contrast to the Western business environment where a written agreement specifically defines the terms, rights and obligations of the parties in a legally-binding and enforceable manner, the parties to a written agreement in Asia may view that agreement more as a starting point for an ongoing business relationship which will evolve and undergo ongoing modification over time. As a result, written agreements in Asia may appear to the Western reader to look more like outline agreements that precede a formal written agreement. While these documents may appear incomplete or unenforceable to a Western reader, the parties to the agreement in Asia may feel that they have a more complete understanding than is apparent to someone who is only reading the written agreement without having attended the negotiations. As a result, contractual arrangements in Asia may be more difficult to review and understand.

We could incur substantial costs, including environmental damages and sanctions, cleanup costs and capital expenditures, resulting from our research, development or manufacturing operations.

We are subject to numerous federal, state, local, foreign and international laws, regulations and other requirements relating to environmental protection and human health and safety, including those governing the management, manufacturing, transport, sale, importation and disposal of hazardous materials, the cleanup of contaminated sites and the discharge of pollutants to air and water. Our business involves the use of hazardous materials and exposes us to the risk that harmful substances may escape into the environment, resulting in personal injury or loss of life, damage to or destruction of property and natural resources, cleanup obligations or other liabilities or claims. Our insurance policies may not adequately reimburse us for costs incurred in defending, settling and paying environmental liabilities and claims, and in some instances, we may not be reimbursed at all. These laws and regulations have changed frequently in the past, and it is reasonable to expect there will be additional changes in the future. If our operations do not comply with current or future environmental laws and regulations, we may be required to make significant unanticipated capital and operating expenditures to bring our operations or products into compliance. If we fail to comply with applicable environmental laws and regulations, governmental authorities may seek to impose fines and penalties on us or to revoke or deny the issuance or renewal of operating permits and private parties may seek damages from us. Under those circumstances, we might be required to curtail or cease operations, conduct site remediation or other corrective action, or pay substantial damage claims. Our facilities or operations also could be damaged or adversely affected as a result of natural disasters or unpredictable events.

Laws regulating the manufacture, transportation or exportation of batteries may be enacted which could result in a delay in the production of our batteries or the imposition of additional costs that could harm our ability to be profitable.

Laws and regulations exist today, and additional laws and regulations may be enacted in the future, which impose environmental, health and safety controls on the transportation, exportation, storage, use and disposal of certain chemicals and metals used in the manufacture of lithium-ion batteries. Complying with any laws or regulations could require significant time and resources from our technical staff and possible redesign of our products or otherwise result in substantial expenditures or delays in the production of one or more of our products, all of which could harm our business and reduce our future profitability. The transportation of lithium and lithium-ion batteries is regulated both domestically and internationally. Compliance with these regulations, when applicable, increases the cost of producing and delivering our products.

Our business depends on retaining and attracting highly capable management and operating personnel.

Our success depends in large part on our ability to retain and attract qualified management and operating personnel. We require a highly-skilled, specialized workforce, including scientists, engineers, researchers and manufacturing and marketing professionals, individuals who are in high demand and are often subject to competing offers. To retain and attract key personnel, we use various measures, including employment agreements, a stock incentive plan and incentive bonuses for key employees. These measures may not be enough to retain and attract the personnel we need or to offset the impact on our business of the loss of the services of key officers or employees. We could face difficulty hiring and retaining qualified management and operating personnel. Because of the highly technical nature of our batteries and battery systems, the loss of any significant number of our existing engineering and project management personnel could have a material adverse effect on our business and operating results.

Future issuances of our common stock may adversely affect our stock price.

The sale of a substantial number of shares of our common stock, the exercise of existing warrants or stock options, the exchange of shares of Think Holdings AS for shares of our common stock or the perception by the market that such sales, exercises or exchanges could occur may cause the market price of our common stock to decline or may make it more difficult for us to raise funds through the sale of equity or equity-linked securities in the future. Similarly, if we issue a large number of shares in connection with future acquisitions or financings, particularly if we issue shares at a discount to the then current market price, the price of our common stock could decline significantly.

We will need to raise additional capital in the future, and there is no assurance that we will be able to raise additional funds on terms favorable to us or at all. Our failure to obtain required financing would materially and adversely affect our financial condition and our prospects.

We have outstanding warrants exercisable for approximately 41,564,773 shares of our common stock as of October 25, 2010. The exercise price and expiration date for these warrants are summarized in the table below:

Number of Warrant Shares
Ener1 Group and Bzinfin	Other Holders	Exercise Price		Expiration Date

1,962,500	–	$8.25		Various 2011
4,969,893	–	$2.10		June 30, 2011
–	250,000	$4.90		October 20, 2011
–	750,000	$5.25		October 20, 2011
–	71,429	$2.10		January 5, 2012
250,000	–	$8.25		February 10, 2012
2,457,144	–	$2.10		February 13, 2012
–	1,046,511	$4.09	*	March 23, 2012
5,331,758	–	$2.10		Various 2012
2,274,569	3,061,919	$2.80		August 14, 2012
142,858	–	$5.95		March 26, 2013
–	170,551	$10.50		November 14, 2013
–	170,551	$14.00		November 14, 2013
–	2,285,717	$7.11	*	January 21, 2014
–	274,286	$17.57		December 9, 2014
863,806	–	$3.40		August 5, 2015
1,457,672	–	$4.25		August 5, 2015
–	2,882,775	$3.82		September 2, 2015
3,000,000	–	$3.48		December 8, 2015
5,000,000	–	$4.40		December 8, 2015
910,000	–	$3.53		March 21, 2016
1,516,670	–	$4.46		March 21, 2016
174,062	–	$3.79		April 1, 2016
290,102	–	$4.79		April 1, 2016
30,601,034	10,963,739
______________________
*	Exercise price subject to adjustment for issuances of stock on October 4, 2010 and October 25, 2010. The Company does not expect that the adjustment will materially change the exercise price.

On September 7, 2010, we sold an aggregate of $55,000,000 of our 8.25% senior unsecured notes to certain investors.  We may, upon the satisfaction of certain conditions, elect to repay all or a portion of the principal and interest on these notes with our common stock; however, for purposes of any such repayment, our common stock will be valued at 91.75% of the then current market price of our common stock.  If we do elect to repay a substantial portion of the notes in common stock, we will be issuing such shares at a discount to market, which may have an adverse effect on our stock price.

In connection with our equity investment in Think, we granted a put right to certain other investors in Think. The put right expires on May 10, 2011 and grants these investors the right to exchange their Think preferred shares (along with one-half of their Think warrants) for our common stock. In connection with any put, the agreed upon exchange price for one Think preferred share is $1.67, and the price at which our common stock is valued will be the then 15-day moving average of our common stock trading price (but in no event less than $4.00 per share). Our obligation to honor all of the put rights is capped at $27,500,000. Since the per share price at which Think investors may exchange their Think shares to us is fixed at $1.67, a decline in the value of Think in conjunction with the issuance of our common stock at fair value may have an adverse effect on our stock price.

Our equity financing obtained from Ener1 Group during 2010, specifically purchases of our equity securities in June, September, and October, was funded by Ener1 Group through a loan it obtained from JSC VTB Bank. In connection with such loan, Ener1 Group and its principals pledged more than a majority of their shares of our common stock to JSC VTB Bank as collateral. The pledged shares represent approximately one-third of our outstanding shares of common stock. In connection with that loan, we granted JSC VTB Bank registration rights with respect to the pledged shares on a “commercially reasonable” basis. If JSC VTB Bank forecloses on the pledged shares and decides to sell such shares in large blocks, any such sales would likely have a material adverse effect on our stock price.

On August 3, 2010, we entered into a conversion agreement with Bzinfin, S.A. pursuant to which we agreed to convert all of the principal and accrued interest owed to Bzinfin under our line of credit facility with them into shares of our common stock and warrants. As of August 3, 2010, the aggregate principal and accrued and unpaid interest outstanding under our line of credit facility was $18,355,868. The price at which we agreed to convert this loan amount is $3.40 per share, which reflects the closing trading price for our common stock on August 3, 2010 ($3.34) plus a six cent premium. For each share of common stock issued as part of the conversion, we issued to Bzinfin 0.16 five-year “Class A” warrants having an exercise price of $3.40 per share, and 0.27 five-year “Class B” warrants having an exercise price of $4.25 per share. Based on the foregoing, an aggregate of 5,398,785 shares of common stock, 863,806 “Class A” warrants and 1,457,672 “Class B” warrants have been issued to Bzinfin, and at such time our line of credit facility with Bzinfin has been satisfied in full and terminated.

In addition to the foregoing, one of our unaffiliated shareholders owns a substantial block of our common stock, consisting of 12,000,000 shares issued on June 3, 2010. These shares are unrestricted and subject to potential resale in the market.

Our stock price has been, and could remain, volatile.

The market price of our common stock has historically experienced, and may continue to experience, significant volatility. Our progress in developing and commercializing our products, our quarterly operating results, announcements of new products by us or our competitors, our perceived prospects, changes in securities analysts’ recommendations or earnings estimates, changes in general conditions in the economy or the financial markets, adverse events related to our strategic relationships and other developments affecting us or our competitors could cause the market price of our common stock to fluctuate substantially. In addition, in recent years, the stock market, and in particular the market for technology-related stocks, has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. In addition, we may be subject to class action securities litigation as a result of volatility in the price of our common stock, which could result in substantial costs and diversion of management’s attention and resources and could harm our stock price and the value of our other debt and equity securities, and our business, prospects, results of operations and financial condition.

Our articles of incorporation and Florida law could adversely affect our common stock price.

Provisions of our articles of incorporation and Florida law could discourage potential acquisition proposals and could delay or prevent a change in control of us. These provisions could diminish the opportunities for a shareholder to participate in tender offers, including tender offers at a price above the then current market value of our common stock. These provisions may also inhibit fluctuations in the market price of our common stock that could result from takeover attempts. In addition, our board of directors, without further shareholder approval, may issue additional series of preferred stock that could have the effect of delaying, deterring or preventing a change in control. The issuance of additional series of preferred stock could also adversely affect the voting power of the holders of common stock, including the loss of voting control to others. See “Description of Preferred Stock”.

USE OF PROCEEDS

We currently intend to use the net proceeds from the sale of the securities in primary offerings under this prospectus as working capital and for general corporate purposes, including the development, production and delivery of our products, the acquisition or license of additional technologies, products or businesses, and capital expenditures. We may set forth additional information concerning the use of proceeds from the sale of securities in a specific offering under this prospectus in a prospectus supplement. We have not determined the amount of net proceeds to be used specifically for the foregoing purposes; as a result, our management will have broad discretion to allocate our net proceeds. We intend to invest funds representing net proceeds in investment-grade, interest-bearing instruments pending the expenditure of such proceeds.

We will not receive any proceeds from the sale of shares of common stock in secondary offerings by the selling shareholders. The selling shareholders will pay any underwriting or broker discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of shares of common stock in secondary offerings. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and accountants.

SECURITIES WE MAY OFFER

We may offer from time to time under this prospectus shares of our common stock and preferred stock, various series of debt securities, securities convertible into such stock or securities and/or warrants to purchase any of such securities, either individually or in one or more combinations as units, with a total value of up to $100,000,000 at prices and on terms to be determined at the time of any offering.  We may also lend shares of our common stock pursuant to the prospectus to third parties under customary stock lending arrangements.

This prospectus provides you with a general description of the securities we may offer. Each time we offer or lend a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe specific amounts, prices, types, and terms of the securities. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add or modify information contained in this prospectus or in documents we have incorporated by reference.

This prospectus may not be used to consummate a sale of securities (other than the shares of common stock offered by selling shareholders) unless it is accompanied by a prospectus supplement.

We may sell securities directly to investors or to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. In the event we offer securities to or through agents or underwriters, we will include in the applicable prospectus supplement the names of those agents or underwriters, applicable fees, discounts and commissions to be paid to them, details regarding over-allotment options, if any, and the net proceeds to us.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 300,000,000 shares of common stock, $0.01 par value, and 5,000,000 shares of preferred stock, $0.01 par value. As of December 22, 2010, there were 163,306,165 shares of our common stock outstanding and no shares of preferred stock outstanding.

DESCRIPTION OF COMMON STOCK

Each holder of our common stock is entitled to one vote for each share held. Shareholders do not have the right to cumulate their votes in elections of directors. Accordingly, holders of a majority of the issued and outstanding common stock will have the right to elect all of our directors and otherwise control the affairs of Ener1.

Holders of our common stock are entitled to receive dividends on a pro rata basis upon declaration of dividends by our board of directors, provided that required dividends, if any, on any outstanding preferred stock have been provided for or paid. Dividends are payable only out of funds legally available for the payment of dividends.

Upon a liquidation, dissolution or winding up of Ener1, holders of our common stock will be entitled to a pro rata distribution of our assets, after payment of all amounts owed to our creditors, and subject to any preferential amount payable to holders of preferred stock, if any. Holders of our common stock have no preemptive, subscription, conversion, redemption or sinking fund rights.

DESCRIPTION OF PREFERRED STOCK

Pursuant to our articles of incorporation, we may designate and issue up to 5,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, voting powers, preferences and rights of the shares of each wholly unissued series, and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before we issue that series of preferred stock. We urge you to read the complete certificate of designation, together with the applicable prospectus supplements and any related free writing prospectuses that we may provide under this prospectus.

The designations, voting powers, preferences and rights of the preferred stock of each series may include, without limitation:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference;

•	the purchase price;

•	the dividend rate, period and payment date and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction, remarketing or a sinking fund;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•	any voting rights;

•	any preemptive rights;

•	any restrictions on assignment, sale or other transfer;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•
any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could be issued with terms designed to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities, in one or more series, as either senior or subordinated debt.  Such debt securities may be convertible.  We will enter into an indenture qualified under the Trust Indenture Act of 1939, as and to the extent required by applicable law, with respect to each issuance of debt securities. While the terms summarized below will apply generally to any debt securities that we may offer, we will describe the particular terms of any debt securities in more detail in the applicable prospectus supplement. In the event of a conflict between the terms provided in this prospectus and the prospectus supplement, the terms of the prospectus supplement will govern.

The following summaries of material provisions of the debt securities are subject to, and qualified in their entirety by, all of the provisions of the indenture applicable to the applicable debt securities. References to ‘indenture’ include any related supplemental indentures. We urge you to read the complete indenture related to the debt securities, together with the applicable prospectus supplements and any related free writing prospectuses that we may provide under this prospectus.

General Terms. We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including, without limitation:

•	the title;

•	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form, the terms and who the depositary will be;

•	the maturity date;

•
whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•
the annual interest rate or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on sale, assignment or other transfer, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•
the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

•
the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

•	incur additional indebtedness;

•	issue additional securities;

•	create liens;

•	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

•	redeem capital stock;

•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•	make investments or other restricted payments;

•	sell or otherwise dispose of assets;

•	enter into sale-leaseback transactions;

•	engage in transactions with shareholders and affiliates;

•	issue or sell stock of our subsidiaries; or

•	effect a consolidation or merger;

•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	a discussion of any material United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	provisions for a sinking fund purchase or other analogous fund, if any;

•	the applicability of the provisions in the indenture on discharge;

•
whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars; and

•
any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms that may be required by us or advisable under applicable laws or regulations.

Consolidation, Merger or Sale. The prospectus supplement will describe any covenant in the indenture that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. Typically, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate. If the debt securities are convertible into or exchangeable for our other securities or securities of other entities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Modification of Indenture; Waiver. We and the indenture trustee may change an indenture without the consent of any holders with respect to specific matters, including, without limitation:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to comply with the provisions described above under “Consolidation, Merger or Sale;”

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939;

•
to add, remove or modify the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

•
to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided above under “Description of Debt Securities—General Terms” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to provide for the appointment by a successor trustee;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities and to make all appropriate changes for such purpose;

•
to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default; or

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the indenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement, we and the indenture trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge. An indenture may provide that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the indenture trustee;

•	compensate and indemnify the indenture trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the indenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer. We will issue the debt securities only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures will provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” below for a further description of the terms relating to any book-entry securities.

At the holder’s option, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of debt securities may present such securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar and any transfer agent that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•
issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Indenture Trustee. The indenture trustee undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the indenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the indenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents. Unless indicated in the applicable prospectus supplement, we will make interest payments on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless otherwise indicated in the applicable prospectus supplement, we will designate the corporate trust office of the indenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the indenture trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law. The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York and, to the extent that the Trust Indenture Act of 1939 is applicable, U.S. federal law.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement.  In the event of a conflict between the terms provided in this prospectus and the prospectus supplement, the terms of the prospectus supplement will govern.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the particular warrants we are offering before the issuance of such warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by, the warrant agreement and warrant certificate applicable to the particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General. We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including:

•	the offering price and aggregate number of warrants offered;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•
in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•
in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreements and warrants may be modified;

•	a discussion of any material or special United States federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including voting and dividend rights.

Exercise of Warrants. Each warrant will entitle the holder to purchase the securities specified in the applicable prospectus supplement at the exercise price described therein. Holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.  The prospectus supplement will set forth the mechanics of the exercise for such warrants.

Governing Law. Unless we provide otherwise in the applicable prospectus supplement, the warrants and warrant agreements will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF UNITS

We may issue, in one more series, units consisting of common stock, preferred stock, debt securities and/or warrants for the purchase of common stock, preferred stock and/or debt securities in any combination. While the terms summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below, in which case, the terms of the prospectus supplement will govern.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement that describes the terms of the units we are offering, and any supplemental agreements, before the issuance of such units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by, the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectuses and the complete unit agreement and any supplemental agreements that contain the terms of the units.

General. Each unit will be issued so that the unit holder is also the holder of each security included in the unit. Thus, the unit holder will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Common Stock,” “Description of Preferred Stock,”  “Description of Debt Securities” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock, debt security or warrant included in each unit, respectively.

Issuance in Series. We may issue units in such amounts and in such series as we determine.

Enforceability of Rights by Holders of Units. Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any unit holder. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee, depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders. We may issue securities in book-entry form only. This means that securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers, and not under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders. We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account the investor maintains at that institution.

For securities held in street name, we will recognize only the intermediary financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners as provided in customer agreements or applicable legal requirements. Investors who hold securities in street name will be indirect holders.

Legal Holders. Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means, regardless of investor choice.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities.

Special Considerations For Indirect Holders. If you hold securities through a financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holder’s consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities. A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities. The rights of an indirect holder relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•
an investor cannot cause the securities to be registered in the investor’s name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•
an investor will be an indirect holder and must look to the investor’s own bank or broker for payments on the securities and protection of the investor’s legal rights relating to the securities, as described above;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•
an investor may not be able to pledge the investor’s interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security;

•
we and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security, nor do we or any applicable trustee supervise the depositary in any way;

•
the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•
financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated. In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

Unless listed or provided otherwise in the applicable prospectus supplement, the global security will terminate when the following special situations occur:

•
if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

When a global security terminates, the depositary is solely responsible for deciding the names of the institutions that will be the initial direct holders.

PRICE RANGE OF COMMON STOCK

Effective January 2, 2009, our common stock began trading on the Nasdaq Global Market under the symbol “HEV”.  From May 8, 2008 through December 31, 2008, our common stock was traded on the American Stock Exchange under the symbol “HEV”.  Prior to May 8, 2008, our common stock was listed on the OTC Electronic Bulletin Board under the symbol “ENEI”. The OTC Electronic Bulletin Board is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in OTC equity securities.  The OTC Electronic Bulletin Board quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

The following table sets forth the high and low sales prices of the common stock for the periods indicated, as reported by the OTC Electronic Bulletin Board for the period from January 1, 2008 through May 7, 2008, the American Stock Exchange for the period from May 8, 2008 through December 31, 2008, and the NASDAQ Global Market for the period from January 1, 2009 through December 29, 2010.

2008	High	Low
First Quarter	$9.24	$4.06
Second Quarter	$9.05	$4.90
Third Quarter	$8.50	$5.17
Fourth Quarter	$9.49	$6.00

2009	High	Low
First Quarter	$7.90	$2.35
Second Quarter	$7.10	$4.94
Third Quarter	$7.90	$4.90
Fourth Quarter	$7.33	$4.68

2010	High	Low
First Quarter	$6.77	$3.71
Second Quarter	$4.85	$2.75
Third Quarter	$3.95	$2.82
Fourth Quarter (through December 29, 2010)	$4.60	$3.58

On December 29, 2010, the closing price of our common stock, as reported by the NASDAQ Global Market, was $3.74 per share and there were 163,306,165 shares of common stock issued and outstanding.  There were approximately 263 shareholders of record.  This number does not include persons whose shares are held of record by a bank, brokerage house or clearing agency but does include such banks, brokerage houses and clearing agencies.

The above numbers have been adjusted to reflect a 1:7 reverse stock split that occurred on April 24, 2008.

PRIVATE PLACEMENT OF NOTES

                The 23,978,201 shares of common stock that are offered for resale by the selling shareholders pursuant to this prospectus represent shares issuable under certain notes issued pursuant to a Securities Purchase Agreement dated September 2, 2010 between the Company and the purchasers named in that agreement.  See “Selling Shareholders” below (except for Kingsbrook Opportunities Master Fund LP, which is a transferee of certain notes).  Pursuant to the notes issued under the Securities Purchase Agreement, certain payments of principal and/or accrued but unpaid interest may be satisfied by the delivery of shares of common stock of the Company. Pursuant to a registration rights agreement dated September 2, 2010 between the parties to the Securities Purchase Agreement, we agreed to register for resale the maximum number of shares that may be issued under the notes, assuming a stock price of $2.29375.  For more information regarding this transaction, please see our Form 8-K filed with the SEC on September 3, 2010.

SELLING SHAREHOLDERS

The shares of common stock being offered by the selling shareholders from time to time pursuant to this prospectus are those issuable to the selling shareholders in satisfaction of principal and/or accrued but unpaid interest payments pursuant to the terms of the notes.  For additional information regarding the issuance of the notes, see “Private Placement of Notes” above.  Except for the transactions under the Securities Purchase Agreement, including, without limitation, the ownership of the notes issued pursuant to the Securities Purchase Agreement, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling shareholders.  The second column lists the number of shares of common stock beneficially owned by each selling shareholder, based on its ownership of the notes, as of October 14, 2010, assuming all principal and interest amounts payable under the notes are satisfied by the delivery of shares of common stock pursuant to the terms of the notes, without regard to any limitations on the number of shares of common stock issuable pursuant to the terms of the notes. The third column lists the shares of common stock being offered pursuant to this prospectus by the selling shareholders.

In accordance with the terms of a registration rights agreement with the selling shareholders, this prospectus generally covers the resale of the maximum number of shares of common stock issuable in satisfaction of principal and/or accrued but unpaid interest payments pursuant to the terms of the notes (assuming a Stock Payment Price (as defined in the notes) of $2.29375, such dollar amount being subject to adjustment for stock splits, stock dividends and similar events), as of the trading day immediately preceding the applicable date of determination.  The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the notes, a selling shareholder may not receive common stock in satisfaction of principal and/or accrued but unpaid interest payments pursuant to the terms of the notes if we make such payment in cash or to the extent such payment would cause such selling shareholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding shares of common stock following such payment, excluding for purposes of such determination shares of common stock issuable in satisfaction of principal and/or accrued but unpaid interest payments which have not been paid.  The number of shares in the second column does not reflect either such limitation of the shares offered hereby.  The selling shareholders may sell in this offering all, some or none of their shares they receive pursuant to the notes.  See “Plan of Distribution.”

Name	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
	Number	Percentage		Number	Percentage

Liberty Harbor Special Investments, LLC (1) c/o Goldman Sachs Asset Management 200 West Street New York NY 10282	727,868		14,168,937	727,868		%
Kingsbrook Opportunities Master Fund LP (2) c/o Kingsbrook Partners LP 590 Madison Avenue 27th Floor New York NY 10022	131,035		1,089,918	131,035		%
Goldman Sachs Palmetto State Credit Fund, L.P. (3) c/o Goldman Sachs Asset Management, L.P. 200 West Street New York NY 10282	727,868		2,179,837	727,868
Whitebox Multi Strategy Partners, L.P. (4) c/o Whitebox Advisors LLC 3033 Excelsior Boulevard Suite 300 Minneapolis MN 55416	454,256		2,833,787	454,256
Whitebox Concentrated Convertible Arbitrage Partners, L.P. (5) c/o Whitebox Advisors LLC 3033 Excelsior Boulevard Suite 300 Minneapolis MN 55416	209,656		1,307,902	209,656
Pandora Select Partners, L.P. (6) c/o Whitebox Advisors LLC 3033 Excelsior Boulevard Suite 300 Minneapolis MN 55416	174,714		1,089,918	174,714
Whitebox Credit Arbitrage Partners, L.P (7) c/o Whitebox Advisors LLC 3033 Excelsior Boulevard Suite 300 Minneapolis MN 55416	139,771		871,935	139,771
Whitebox Special Opportunities Fund LP, Series B (8) c/o Whitebox Advisors LLC 3033 Excelsior Boulevard Suite 300 Minneapolis MN 55416	69,885		435,967	69,885

*  less than 1 percent

Notes on following page.

(1)
In accordance with the Securities and Exchange Commission Release No. 34-39538 (January 12, 1998) (the “Release”), this table reflects the securities beneficially owned by certain operating units (collectively, the “Goldman Sachs Reporting Units”) of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, “GSG”).  This table does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release.  The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by any client accounts or entities with respect to which the Goldman Sachs Reporting Units or their employees may have certain rights, to the extent persons other than the Goldman Sachs Reporting Units may have beneficial ownership of the securities held in such accounts or entities.  Goldman Sachs Asset Management, L.P. is the investment manager of Liberty Harbor Special Investments, LLC.  No individual within Goldman Sachs Asset Management, L.P. has sole voting and investment power with respect to the securities subject to this registration statement.

The shares beneficially owned by the selling shareholder include 1,703,459 shares that are issuable upon the exercise of warrants.

(2)
Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment manager of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities.   Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities.  KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners.   Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC.   Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities.

The shares beneficially owned by the selling shareholder include 131,035 shares that are issuable upon the exercise of warrants.

(3)
In accordance with the Release, this table reflects the securities beneficially owned by the Goldman Sachs Reporting Units of GSG.  This table does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release.  The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by any client accounts or entities with respect to which the Goldman Sachs Reporting Units or their employees may have certain rights, to the extent persons other than the Goldman Sachs Reporting Units may have beneficial ownership of the securities held in such accounts or entities.  Goldman Sachs Asset Management, L.P. is the investment manager of Goldman Sachs Palmetto State Credit Fund, L.P.  No individual within Goldman Sachs Asset Management, L.P. has sole voting and investment power with respect to the securities subject to this registration statement.

The shares beneficially owned by the selling shareholder include 262,070 shares that are issuable upon the exercise of warrants.

(4)	The shares beneficially owned by the selling shareholder include 340,692 shares that are issuable upon the exercise of warrants.
(5)	The shares beneficially owned by the selling shareholder include 157,242 shares that are issuable upon the exercise of warrants.
(6)	The shares beneficially owned by the selling shareholder include 131,035 shares that are issuable upon the exercise of warrants.
(7)	The shares beneficially owned by the selling shareholder include 104,828 shares that are issuable upon the exercise of warrants.
(8)	The shares beneficially owned by the selling shareholder include 52,414 shares that are issuable upon the exercise of warrants.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2010 on an actual basis;

You should read this table in conjunction with our financial statements incorporated herein by reference.

As of September 30, 2010 Actual
(unaudited)
(in thousands)

Cash and cash equivalents	$34,009
Long-term debt	45,126
Derivative liabilities	12,082
Current portion of capital leases and other debt obligations	31,565
Stockholders’ equity:	-
Common stock	1,519
Paid in capital	560,657
Accumulated other comprehensive income	6,059
Accumulated deficit	(399,402)
Non-controlling interest	1,742
Total stockholders’ equity	170,575
Total capitalization	$321,747

PLAN OF DISTRIBUTION

Securities Offered in a Primary Offering

We may sell securities under this prospectus in one or more of the following ways from time to time through agents, to or through underwriters, through dealers, directly to purchasers or through a combination of these methods of sale.

The securities that we distribute by any of these methods may be sold, in one or more transactions, at:

• a fixed price or prices, which may be changed;

• prices related to prevailing market prices;

• negotiated prices; or

• a combination of these pricing methods.

Offers to purchase offered securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us will be set forth, in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the offered securities so offered and sold.

We will set forth in a prospectus supplement the terms of the offering of our securities, including:

 • the name or names of any agents, underwriters or dealers;

 • the purchase price of our securities being offered and the proceeds we will receive from the sale;

 • any over-allotment options under which underwriters may purchase additional securities from us;

 • any agency fees or underwriting discounts and commissions and other items constituting agents’ or underwriters’ compensation;

 • the public offering price;

 • any discounts or concessions allowed or reallowed or paid to dealers; and

 • any securities exchanges on which such securities may be listed.

If offered securities are sold to the public by means of an underwritten offering, either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, will be set forth in the applicable prospectus supplement. In addition, the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable prospectus supplement, which prospectus supplement will be used by the underwriters to make resales of the offered securities. If underwriters are utilized in the sale of the offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

 • negotiated transactions;

 • at fixed public offering prices; or

 • at varying prices determined by the underwriters at the time of sale.

In addition, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to specified conditions precedent and that the underwriters with respect to a sale of offered securities will be obligated to purchase all of the offered securities of a series if any are purchased.

We may grant to the underwriters options to purchase additional offered securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions, as may be set forth in the applicable prospectus supplement. If we grant any over-allotment option, the terms of the over-allotment option will be set forth in the applicable prospectus supplement.

If a dealer is utilized in the sales of offered securities, we will sell the offered securities to the dealer as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale. Any dealer may be deemed to be an underwriter of the offered securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the applicable prospectus supplement. We may directly solicit offers to purchase offered securities and sell offered securities directly to institutional investors or others with respect to any resale of the offered securities. The terms of any of these sales will be described in the applicable prospectus supplement.

Offered securities may also be offered and sold in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise by one or more remarketing firms acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the offered securities remarketed by them.

Agents, underwriters, dealers and remarketing firms may be entitled, under agreements entered into with us, to indemnification by us against specified civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

We may authorize underwriters or other persons acting as our agents to solicit offers by specified institutions to purchase offered securities from us pursuant to contracts providing for payments and delivery on a future date, which will be set forth in the applicable prospectus supplement. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchaser under any contract will be subject to the condition that the purchase of the offered securities shall not, at the time of delivery, be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business for which they have received or will continue to receive customary compensation.

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which, as of the date of this prospectus, is traded on the Nasdaq Stock Market. We may elect to list any other class or series of securities on any exchange and, in the case of our common stock, on any additional exchange. However, unless otherwise specified in the applicable prospectus supplement, we will not be obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the offered securities.

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us, if any, in the offering. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Stock Market or otherwise and, if commenced, may be discontinued at any time.

Common Stock Offered by the Selling Shareholders

The shares of common stock offered by selling shareholders from time to time pursuant to this prospectus are issuable in satisfaction of principal and/or accrued but unpaid interest payments pursuant to the terms of our senior notes.  We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock.  We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling shareholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions.  The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).  In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.  The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the notes or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.  The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $234,071.16 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any.  We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling shareholders will be entitled to contribution.  We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the registration rights agreement, or we may be entitled to contribution.

LEGAL MATTERS

Roetzel & Andress, LLP will deliver an opinion as to the validity of the securities offered by this prospectus.

EXPERTS

The financial statements as of December 31, 2009 and for the year ended December 31, 2009 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) as of December 31, 2009 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements as of December 31, 2008 and December 31, 2007 and for the year ended December 31, 2008 and December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) as of December 31, 2008 and December 31, 2007 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 and December 31, 2007 have been so incorporated in reliance on the reports of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of Enertech International, Inc. included in Exhibit 99.1 of Ener1, Inc.’s Current Report on Form 8-K/A dated December 31, 2008 have been so incorporated in reliance on the report of Samil PricewaterhouseCoopers, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.  Samil PricewaterhouseCoopers is the Korean member firm of PricewaterhouseCoopers. PricewaterhouseCoopers refers to the network of member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.

MATERIAL CHANGES

There have been no material changes in our affairs which have occurred since December 31, 2009 and which have not been described in a report on Form 10-Q or Form 8-K filed under the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement the Company filed with the SEC. You should rely only on the information contained in this prospectus or incorporated herein by reference. The Company has not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information about issuers, like us, who file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.

Our Internet web site is http://www.ener1.com. The reports we file with or furnish to the SEC, including our annual report and quarterly reports, are available free of charge on our web site.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important business, financial and other information to you in this prospectus by referring you to documents containing this information.  The information incorporated by reference is deemed to be a part of this prospectus.  We incorporate by reference into this prospectus the documents listed below and any documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus (which filed documents do not include any portion thereof not deemed to be “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section):

•	Annual Report on Form 10−K for the fiscal year ended December 31, 2009 filed with the SEC on March 11, 2010;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the SEC on May 10, 2010;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 filed with the SEC on August 5, 2010;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 filed with the SEC on November 4, 2010;

•
Current Report on Form 8-K/A relating to the consolidated financial statements of Enertech International, Inc., as of and the for the years ended December 31, 2007 and 2006, filed with the SEC on December 31, 2008;

•
The description of our Common Stock contained in our Registration Statement on Form SB-2A filed with the SEC on September 11, 2007 under Section 12(b) of the Exchange Act including any amendment or report filed for the purposes of updating such description; and

•
all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the above referred to annual report (other than any portion of such filed documents deemed not to be “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section).

The reports and other documents that we file after the date of this prospectus will update, supplement and supersede the information in this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus at no cost to such person upon written or oral request to Ener1, Inc., 1540 Broadway, Suite 25C, New York, NY 10036, Attention: Chief Financial Officer, telephone: (212) 920-3500.